Exhibit 10.6

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of February 2, 2017 by and between Entercom Communications Corp., a Pennsylvania corporation (the “Company”) and the shareholder of the Company listed on signature page hereto (the “Shareholder”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, it is proposed that, concurrently with the execution of this Agreement, CBS Corporation, a Delaware corporation (“CBS”), and CBS Radio Inc., a Delaware corporation and a wholly owned subsidiary of CBS (“Radio”), the Company and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) will enter into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub with and into Radio, with Radio surviving as a wholly owned subsidiary of the Company

WHEREAS, it is proposed that, concurrently with the execution of this Agreement, CBS and Radio will enter into a Separation Agreement (the “Separation Agreement”), pursuant to which, among other things, prior to or on the Distribution Date, (a) CBS Broadcasting Inc. will distribute all of the outstanding equity of Radio to Westinghouse CBS Holding Company, Inc., a Delaware corporation (“Westinghouse”) (the “First Distribution”); (b) Westinghouse will distribute all of the outstanding equity of Radio to CBS (the “Second Distribution” and, together with the First Distribution, the “Internal Distributions”); and (c) Radio shall effect the Stock Split (as defined in the Separation Agreement) (together with the Internal Distributions, the “Radio Reorganization”), in each case on the terms and subject to the conditions set forth in this Agreement and the Separation Agreement;

WHEREAS, pursuant to the Separation Agreement, following the consummation of the Internal Distributions, on the Distribution Date, (i) CBS will consummate an offer to exchange (the “Exchange Offer”) all of the outstanding shares of Radio Common Stock for shares of CBS Class B Common Stock, par value $0.001 per share (“CBS Class B Common Stock”) then outstanding and (ii) in the event that holders of CBS Class B Common Stock subscribe for less than all of the shares of Radio Common Stock in the Exchange Offer, CBS will distribute the remaining outstanding shares of Radio Common Stock on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer, so that CBS will be treated for U.S. federal income tax purposes as having distributed all of the Radio Common Stock to its stockholders (the “Clean-Up Spin-Off”), considering, for the purposes of calculating the pro rata distribution of Radio Common Stock pursuant to any Clean-Up Spin-Off, the CBS Class A Common Stock and CBS Class B Common Stock as a single class (collectively, the “Final Distribution” and together with the Internal Distributions, the “Distributions”), in each case on the terms and subject to the conditions set forth in this Agreement and the Separation Agreement

WHEREAS, it is proposed that upon the terms and subject to the conditions set forth in the Merger Agreement, following the consummation of the Final Distribution, Merger Sub will merge with and into Radio in the Merger, with Radio surviving as a wholly owned subsidiary of the Company, and in which Merger all outstanding shares of Radio Common Stock will be converted into shares of the Company’s Class A Common Stock, par value $0.01 per share, (the “Company Class A Common Stock”), on the terms and subject to the conditions of the Merger Agreement, such that former holders of CBS Class B Common Stock will hold approximately 72% of the Company’s common stock on a fully-diluted basis following the Merger;

WHEREAS, as of the date hereof, the Shareholder is the record owner of the Company’s Class B Common Stock, par value $0.01 per share, (the “Company Class B Common Stock”) set forth on Schedule I;

WHEREAS, the Merger Agreement requires (i) the affirmative approval by a majority of the aggregate voting power represented by the Acquiror Common Stock, voting as a single class, to approve the issuance of the Company Class A Common Stock pursuant to the Merger (the “Issuance Approval”) and (ii) the affirmative approval by a majority of the aggregate voting power represented by the Acquiror Common Stock, voting as a single class, to approve amendments to the Acquiror Charter in order to provide that the Acquiror Board shall be classified, effective as of the Effective Time (the “Amendment Approval” and, together with the Issuance Approval, the “Company Shareholder Approvals”).

WHEREAS, as a condition to the Parties entry into and performance of their obligations under the Merger Agreement, the Shareholder has been requested, and it has agreed, to enter into this Agreement.

WHEREAS, the Company Class B Common Stock owned as of the date hereof, as set forth on Schedule I, and any Company Class B Common Stock that the Shareholder purchases, otherwise acquires or with respect to which the Shareholder otherwise acquires beneficial ownership of after the date hereof, over which it has power of disposition and/or vote, as applicable (collectively, the “Subject Securities”), will become subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Tendering of Shares.

1.1. If the Company receives an Acquiror Acquisition Proposal that is structured as a tender or exchange offer, the Shareholder hereby agrees not to tender, exchange or otherwise Transfer (as defined below) any Subject Securities it then owns into such offer for so long as this Section 1.1 shall remain in effect.

1.2. Other Transfer Rights. Except as specifically set forth in this Agreement, the Shareholder will be entitled to hold and shall have the right to exercise all rights related to the Transfer of its Subject Securities.

1.3. “Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

2. Agreement to Vote and Approve.

2.1. At every meeting of the shareholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following matters, the Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Subject Securities owned by the Shareholder on the record date of the vote or votes to be held at such meeting: (a) in favor of the Merger and in favor of the adoption and approval of the Merger Agreement, (b) in favor of the Issuance Approval, (c) in favor of the Amendment Approval, and (d) against (i) any proposal that would reasonably be expected to result in any condition to the consummation of (A) the Merger or the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (B) any transaction contemplated by any Transaction Agreement not being fulfilled or (ii) any merger or agreement constituting an Acquiror Acquisition Proposal or Acquiror Acquisition Agreement, other than the Transactions.

2.2. Other Voting Rights. Except as specifically set forth in this Agreement, the Shareholder will be entitled to hold and shall have the right to exercise all rights related to the voting of its Subject Securities.

3. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company as follows:

3.1. Due Authority. The Shareholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2. Ownership of the Company Common Stock. As of the date hereof, the Shareholder (i) is the record owner of the Company Class B Common Stock indicated on Schedule I hereto, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule I or as would not prevent the Shareholder from performing its obligations under this Agreement in any material respect, and (ii) has sole voting power over all of the Company Class B Common Stock indicated on Schedule I hereto. As of the date hereof, the Shareholder does not own, beneficially or of record, any Company Class B Common Stock other than the Company Class B Common Stock set forth on Schedule I. As of the date hereof, the Shareholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of the Company except as set forth on Schedule I.

3.3. No Conflict: Consents.

(a) The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the obligations under this Agreement and the compliance by the Shareholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Shareholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Class B Common Stock owned by the Shareholder and set forth on Schedule I pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder is bound.

(b) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required in order for the Shareholder to execute and deliver this Agreement or perform its obligations hereunder, except as amendments to the Shareholder’s filings on Schedule 13D as required by the rules and regulations of the Exchange Act.

3.4. Absence of Litigation. There is no action, suit, proceeding or, to the Shareholder’s actual knowledge, investigation (whether judicial, arbitral, administrative or other) (each an “Action”) pending against, or, to the knowledge of the Shareholder, threatened against or affecting, the Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of the Shareholder to perform the Shareholder’s obligations hereunder.

4. Notice of Certain Events. The Shareholder shall notify the Company promptly of the receipt by the Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided that the delivery of any notice pursuant to this Section 4 shall not limit or otherwise affect the remedies available to any party.

5. Termination.

5.1. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate in its entirety (a) without any further action required by any Person immediately following the Effective Time and (b) by the mutual written consent of the parties hereto, provided that any such termination pursuant to this clause (b) shall have been approved by a majority of the Independent Directors (other than the Shareholder, any of his family members or any of their affiliates). For purposes of this Agreement, “Independent Director” shall have the meaning set forth in the Company’s amended and restated articles of incorporation.

5.2. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any Person, upon the termination of the Merger Agreement; provided, that, Sections 1 and 2.1 and 2.2 shall each survive until twelve (12) months after the date of the termination of the Merger Agreement, unless the Merger Agreement is terminated (a) pursuant to Section 9.1(a) of the Merger Agreement or (b) by CBS or the Company (as applicable) (i) pursuant to Section 9.1(b) of the Merger Agreement, unless (A) the Company’s failure to perform or observe in any material respect any covenant, obligation or other agreement contained in the Merger Agreement has been the primary cause of, or has resulted in, the failure of the conditions set forth in Section 8.1(b) or Section 8.1(c) of the Merger Agreement to be satisfied or (B) the Acquiror Shareholder Approvals have not been obtained at the time of such termination and an Acquiror Acquisition Proposal has been publicly announced or otherwise made publicly known and not withdrawn prior to such termination, (ii) pursuant to Section 9.1(d) of the Merger Agreement, (iii) pursuant to Section 9.1(h) of the Merger Agreement, unless the Company’s failure to comply with Section 7.9 of the Merger Agreement is the primary cause of the action or inaction permitting termination pursuant to Section 9.1(h) of the Merger Agreement, or (iv) pursuant to Section 9.1(i) of the Merger Agreement, unless the Company’s failure to comply with Section 7.9 is the primary cause of the action or inaction permitting termination pursuant to Section 9.1(i).

5.3. Effect of Termination. In the event of termination of this Agreement pursuant to Sections 5.1 or 5.2, this Agreement or any part hereof (as applicable) shall become void and of no effect with no liability on the part of any party hereto; provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination and the provisions of this Section 5 and Section 6 shall survive any such termination.

6. Miscellaneous.

6.1. Severability. If any provision (or part thereof) of this Agreement, or the application of any provision (or part thereof) to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision (or part thereof) to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

6.2. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and all of the provisions hereof shall also be binding upon any Person to whom the Shareholder Transfers the Subject Shares (including by bequest).

6.3. Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto, provided that any modification, amendment, alteration or supplement (or waiver of any of the terms) of this Agreement must be approved by a majority of the Independent Directors (other than the Shareholder, any of his family members or any of their affiliates).

6.4. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party hereto who is thereby aggrieved will have the right to specific performance of the transactions contemplated by this Agreement and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

6.5. Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such party hereto shall designate by like notice):

If to the Shareholder, to the address and facsimile set forth on Exhibit A attached hereto (and to the extent indicated on Exhibit A, counsel or other designated representative of the Shareholder).

If to the Company, to:

Entercom Communications Corp.
401 E. City Avenue, Suite 809
Bala Cynwyd, PA 19004
Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Fax:	(312) 993-9767
Attention:	Zachary A. Judd
Mark D. Gerstein

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

6.6. Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the interpretation, negotiation, validity, enforceability or performance of this Agreement, or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its rules of conflict of laws which would result in the application of the laws of any other jurisdiction.

(b) Each party hereto irrevocably submits to the jurisdiction of any Delaware state or federal court in any Action arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each party hereto irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, to the extent permitted by Law, that any final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

6.7. EACH PARTY HERETO WAIVES (SUBJECT TO APPLICABLE LAW) TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 6.7. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 6.7 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

6.8. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter of the voting of the Subject Securities, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

6.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

6.10. Effect of Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.

6.11. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until the Merger Agreement is executed and delivered by all parties thereto.

6.12. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

6.13. Documentation and Information. The Shareholder consents to and authorizes the publication and disclosure by the Company of the Shareholder’s identity and the aggregate holdings of all of the Subject Securities held by the Shareholder, and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any other transaction contemplated by the Merger Agreement (in which circumstances, if required by law, the individual holdings of the Shareholder may be disclosed); provided, that, prior to any such publication or disclosure, the Company shall provide such publication or disclosure to the Shareholder for review and incorporate any revisions as reasonably requested by the Shareholder. As promptly as reasonably practicable, the Shareholder shall notify the Company of any required corrections with respect to any written information supplied by the Shareholder concerning this Agreement and specifically for use in any such disclosure document, if and to the extent the Shareholder becomes aware that any have become false or misleading in any material respect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ Andrew P. Sutor, IV
	Name:	Andrew P. Sutor, IV
	Title:	Senior Vice President, General Counsel

[Signature Page to Voting Agreement]

SHAREHOLDER:

By:	/s/ Joseph M. Field
Name:	Joseph M. Field

[Signature Page to Voting Agreement]

SCHEDULE I

Name	Company Class B Common Stock	Notice Information
Joseph P. Field	5,818,282	1706 Rittenhouse Square Street #2601 Philadelphia, PA 19103